UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 17, 2012

GEOKINETICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33460	94-1690082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 CityWest Blvd.
Suite 800
Houston, Texas 77042

(Address of principal executive offices) (Zip Code)

(713) 850-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

This Current Report on Form 8-K of Geokinetics Inc. (the “Company”) includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, without limitation, statements about the anticipated terms of a plan of restructuring and the Company’s negotiations with certain holders of its notes, holders of its preferred stock and its other lenders.  The Company has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside the Company’s control, including whether the requisite parties are able to agree on the terms of a restructuring plan. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 8.01                   Other Events.

As previously disclosed, the Company and its financial and legal advisors entered into discussions with certain holders of the 9.75% Senior Secured Notes due 2014 (the “Notes”) issued under the Indenture dated as of December 23, 2009 (as amended, modified and supplemented, the “Indenture”) among Geokinetics Holdings USA, Inc., a wholly owned subsidiary of the Company (“Holdings”), as issuer, the Company, as parent guarantor, and U.S. Bank National Association, as trustee, holders of its preferred stock and its other lenders regarding a restructuring of the Company’s capital structure.  The discussions with the holders of the Notes ceased commencing with the termination of the related confidentiality agreement on December 14, 2012, which has not been extended.  It is currently anticipated that any such restructuring will not involve any sale of assets or other similar capital raising but would be a balance sheet restructuring designed to minimize the impact on operations and that is contemplated to (i) convert all or a substantial portion of its existing Notes to common equity to address the Company’s overleveraged balance sheet and (ii) extinguish its existing preferred stock in exchange for cash or a combination of cash, nominal common equity and par or out-of-the-money warrants which are collectively equal in value to an amount that is less than the liquidation value of the Company’s existing preferred stock.  In the event that such a restructuring can be agreed upon, it is likely that such restructuring will be implemented in an in-court restructuring in which the holders of the Notes receive common equity in exchange for all or a portion of their Notes and the holders of the Company’s existing preferred stock would receive a cash payment or a combination of a cash payment, a nominal common equity interest and par or out-of-the-money warrants in an amount that is collectively equal in value to an amount that is less than the current liquidation preference on the Company’s existing preferred stock.  As a result of the Company’s existing preferred stock receiving anticipated consideration that is less than the liquidation preference on the Company’s existing preferred stock, it is expected that the existing common stock of the Company would be extinguished for no consideration given their relative priority with respect to the Company’s existing preferred stock in the Company’s capital structure.

While this balance sheet restructuring will substantially impair the value of the

Company’s existing preferred stock and would likely eliminate any value with respect to the Company’s common stock, the Company believes that such restructuring will preserve its capacity to continue its operations substantially as previously conducted and to continue its financial arrangements with its vendors and suppliers such that after the implementation of such restructuring it will emerge as a stronger financial company. There can be no assurances that the terms of a restructuring plan will be agreed upon by the requisite parties, and if no such agreement is reached and as a result the amounts outstanding under the Notes or the Amended and Restated Credit Agreement, dated as of the August 12, 2011 (the “Whitebox Credit Facility”), among Holdings, as borrower, the Company, as parent guarantor, Whitebox Advisors LLC, as administrative agent and collateral agent (the “Administrative Agent”), and the other lenders party to such agreement are accelerated and become due and payable immediately for any reason, the Company will likely be required to implement an in-court balance sheet restructuring without a pre-negotiated plan.  In such an event it is likely that the Company’s common stock would receive no value and that its existing preferred stock would receive a limited recovery relative to its liquidation value, if any.

As previously discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, the Company did not anticipate making the December 15, 2012 interest payment on the Notes if it determined that it did not have sufficient cash on hand to continue to fund its ongoing commercial operations following such payment.  As a result, Holdings elected not to make the approximately $14.6 million interest payment on the Notes that was due on December 15, 2012 and to operate under the 30-day grace period provided for in the Indenture with respect to payment of interest on the Notes.  The Company will reevaluate its decision in this respect during the 30-day grace period to determine if it has sufficient funds to make the required interest payment.  In the meantime, the Company intends to attempt to continue its negotiations with certain holders of its Notes, holders of its preferred stock and its other lenders.

If the interest payment is not made prior to the expiration of the grace period on January 14, 2013 and an event of default under the Indenture is triggered, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare all Notes to be due and payable immediately.  In addition, the occurrence of an event of default under the Indenture would also trigger an event of default under the Whitebox Credit Facility.  Upon the occurrence of such an event of default under the Whitebox Credit Facility, the Administrative Agent, at the request of the required lenders, may declare all amounts payable under the Whitebox Credit Facility to be due and payable immediately.

The Company has proposed to certain holders of the Notes the possibility of entering into a forbearance agreement after the grace period ends pursuant to which such holders would agree to forbear from exercising certain remedies or taking certain other actions related to the failure to make the interest payment under the Indenture for a specified period of time while the Company and its financial advisor continue to engage in discussions with certain holders of the Notes, holders of its preferred stock and its other lenders regarding a restructuring of the Company’s capital structure.  At this time it does not appear that the holders of the Notes are willing to enter into any such forbearance agreement absent further progress in the negotiations and noting that the Company does not need the forbearance agreement during the grace period. There can be no assurances that the requisite parties will agree to enter into a forbearance agreement or to the terms of a restructuring plan, and the Company would likely be required to implement an in-court restructuring without any such pre-negotiated plan if the amounts outstanding under the Notes or the Whitebox Credit Facility are accelerated and become due and payable immediately for any reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOKINETICS INC.

Date: December 17, 2012	By:	/s/ William L. Moll, Jr.
William L. Moll, Jr.
Vice President, General Counsel and Corporate Secretary